Exhibit 99.1

News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

PublicStorage.com

For Release:	Immediately
Date:	February 5, 2023
Contact:	Ryan Burke
(818) 244-8080, Ext. 1141

Public Storage Proposes to Acquire Life Storage in All-Stock Transaction

Proposed Exchange Ratio of 0.4192 represents 19% VWAP premium; provides Life Storage shareholders with an immediate equity premium and ability to participate in enhanced growth, profitability, and value creation opportunities of the combined company

Encourages Life Storage’s Board to engage in good-faith discussions regarding the proposed value-maximizing transaction following unwillingness to date

GLENDALE, California–Public Storage (NYSE: PSA), the nation’s leading owner, acquirer, developer, and operator of self-storage properties, today sent a letter to Mark G. Barberio, Life Storage’s Chairman, and Joseph V. Saffire, Life Storage’s CEO, copied in full below, with respect to its proposal to acquire all of the outstanding shares and units of Life Storage, Inc. (NYSE: LSI) in an all-stock transaction.

Under the terms of the proposal, first made privately to Life Storage in a January 12, 2023 letter, which is also copied in full below, holders of Life Storage shares and units would receive 0.4192 shares of Public Storage common stock for each Life Storage share or unit they own, which represents a 19% premium based on the 20-day trailing VWAPs of Public Storage and Life Storage as of February 3, 2023. The proposed transaction would be structured to be taxable to Life Storage equityholders, which would give the combined company a step-up in the tax basis of the acquired assets, providing an enhanced ability to retain free cash flow and fund future accretive growth. Public Storage’s Board of Trustees has unanimously approved the proposal.

As detailed in Public Storage’s January 12, 2023 letter, Public Storage believes a combination of the two companies will result in immediate benefits to Life Storage shareholders, and will unlock superior near-, medium- and long-term growth and value creation opportunities, including:

•

Accelerated Growth and Profitability: Stronger organic growth resulting in higher profitability as Life Storage’s portfolio benefits from Public Storage’s industry-leading revenue generation and expense efficiency. Public Storage’s same store direct operating margin is approximately 80%, compared to 73% for Life Storage. Following the transaction, Life Storage shareholders would benefit from the higher income uniquely generated by Public Storage’s platform.

•	Platform Cost Savings: Platform efficiencies within an industry where cost benefits of scale are well-demonstrated.

•	Enhanced Ancillary Operations: Complementary enhancements to ancillary operating platforms, including tenant reinsurance, third-party property management, business customer offerings, and lending.

•

Expanded Portfolio Growth Opportunity: Public Storage’s in-house development, redevelopment, and acquisition expertise and higher net operating income generation unlock greater opportunities externally and within Life Storage’s existing portfolio.

•

Balance Sheet: Combined capacity to fund significant future growth at a more advantageous cost of capital utilizing Public Storage’s industry leading balance sheet and A / A2 credit rating while maintaining prudent leverage.

“Our proposal would create a combined company with significant advantages, more robust operational capabilities, and a strong trajectory of profitable growth,” said Joe Russell, Public Storage’s President and Chief Executive Officer. “Our compelling offer to Life Storage shareholders includes a substantial immediate equity premium, a turbo-charged share of the combined company, and the opportunity to participate in the upside we intend to create together. We have been disappointed that Life Storage’s board has refused to engage constructively with us. Life Storage explicitly wrote on December 29, 2022 that Life Storage is ‘not for sale,’ reaffirmed that stance in a January 31, 2023 letter without offering any avenue for further dialogue, and has been unresponsive to our outreach.”

“Public Storage has a long and proven track record of delivering shareholder value through strategic growth, and we are confident in our ability to deliver significant operating efficiencies and capitalize on expanded ancillary and capital allocation opportunities. We strongly urge the Life Storage board to act in the best interests of its shareholders and enter into good faith discussions with us regarding the proposed transaction’s benefits.”

Public Storage also today announced that its Board of Trustees has increased Public Storage’s regular common quarterly dividend by 50%, from $2.00 to $3.00 per share.

The full text of Public Storage’s February 5, 2023 and January 12, 2023 letters is included below.

Advisors

Goldman Sachs & Co. LLC is serving as Public Storage’s financial advisor and Wachtell, Lipton, Rosen & Katz is serving as Public Storage’s legal advisor.

Public Storage’s February 5, 2023 Letter to Life Storage

February 5, 2023

Mark G. Barberio, Chairman of the Board

Joseph V. Saffire, Chief Executive Officer

Life Storage, Inc.

6467 Main Street

Buffalo, NY 14221

Dear Mark and Joe,

We are writing to reiterate our proposal to acquire Life Storage, Inc. for consideration consisting of Public Storage common stock at an exchange ratio of 0.4192 shares of Public Storage common stock for each outstanding Life Storage share or unit. Our offer represents a 19% premium based on the 20-day trailing VWAPs of Public Storage and Life Storage as of February 3, 2023. This substantial offer provides Life Storage shareholders not only an immediate, highly attractive equity premium, but also a superior opportunity to unlock near-, medium-, and long-term growth, profitability, and value creation.

We believe your shareholders deserve to be informed of our proposed transaction and to have the opportunity to make their views known, and we are making this letter public in light of your refusal to engage in any meaningful dialogue, including your declaration in writing on December 29, 2022 that Life Storage “is not for sale.”

As we have stated multiple times, we admire your business and respect the strides your management team and board have made, particularly in recent years. Your success, coupled with Public Storage’s proven ability to deliver industry-leading performance through superior operational capabilities and strategic growth, is the reason we are so confident in the unique opportunity this proposal represents for your shareholders. Following the transaction, your shareholders would own a combined business with a diversified platform that is well-positioned for enhanced organic growth, profitability, and portfolio expansion utilizing the industry’s most recognized brand and strongest balance sheet.

We have made numerous attempts to engage in a constructive private dialogue with you and your board over the past two months. On January 12, we proposed to you in writing a transaction at an exchange ratio of 0.4192 shares, which represented a 20% premium on that day. Instead of meaningfully engaging with us, you sent a letter on January 31 bluntly asserting that our offer is not in the best interests of your shareholders without providing any explanation or avenue for discussion. Your letter—and your lack of response to our outreach since—clearly reflect the “not for sale” stance communicated in your December 29 letter. We believe your persistent unwillingness to engage in discussions regarding this highly beneficial transaction is contrary to the interests of your shareholders.

We would have preferred to work privately with you to reach an agreement for the benefit of our respective shareholders, but given your refusal to engage meaningfully, we believe making our proposal public is now the most constructive approach. Your shareholders deserve the opportunity to consider and communicate directly with you regarding the substantial benefits of our offer.

Public Storage and our board consider this transaction to be an important strategic priority. We have engaged Goldman Sachs & Co. LLC and Wachtell, Lipton, Rosen & Katz to assist us in completing this transaction. We believe that this transaction provides a high degree of closing certainty and can be completed quickly.

We stand ready to work with you immediately and to move forward on the basis of our proposal. We strongly prefer to engage in direct and constructive discussions to reach an agreement for the benefit of your company. And we hope you, your board, and your advisors are prepared to engage with us in the best interests of your deserving shareholders.

Sincerely,

/s/ Joseph D. Russell, Jr.	/s/ Ronald L. Havner, Jr.

Joseph D. Russell, Jr.	Ronald L. Havner, Jr.
President and Chief Executive Officer	Chairman of the Board

Public Storage’s January 12, 2023 Letter to Life Storage

January 12, 2023

Mark G. Barberio, Chairman of the Board

Joseph V. Saffire, Chief Executive Officer

Life Storage, Inc.

6467 Main Street

Buffalo, NY 14221

Dear Mark and Joe,

We are writing to follow up on our December 22, 2022 conversation, during which we conveyed to you Public Storage’s very strong interest in acquiring Life Storage, Inc. We appreciated our conversation and the chance to discuss the merits of a combined company. As discussed, we admire your business and respect what you, your management team, and board have accomplished. We strongly believe that our combined company would be one of the leading and most well-regarded real estate companies and very well received by the investor community.

We are proposing that Public Storage would acquire all of the outstanding shares and units of Life Storage for consideration consisting of Public Storage common stock at an exchange ratio of 0.4192 shares of Public Storage common stock for each outstanding Life Storage share or unit. The proposed consideration has a current value of $124.12 per Life Storage share/unit based on the closing price of Public Storage common stock on January 12, 2023, which represents a substantial immediate premium for Life Storage equityholders of 20%. We propose to structure the transaction so that it would be taxable for Life Storage equityholders, which we believe would not be of concern to the majority of your shareholders, so that the combined company would benefit from a step-up in tax basis, with a corresponding enhanced ability for the combined company to retain free cash flow to fund future accretive growth.

Participating in the combined company on the basis of the exchange ratio we are proposing will provide your equityholders with the opportunity to share in all of the upside of the combined company on a basis reflecting a proportional ownership interest substantially greater than would be implied by our respective underlying fundamentals. Put simply, the immediate equity premium to be paid to your shareholders affords them a turbo-charged share of the combined company and an equity investment far superior to continuing as an investor in your stand-alone company.

Our proposed transaction will allow Life Storage shareholders the opportunity to benefit from long-term value creation in a combined company that will have several advantages, including the immediate ability to:

•

Increase significant operational efficiencies and economies of scale, leading to improved margins on Life Storage’s portfolio and enabling your shareholders to benefit from operational improvement quickly;

•	Expand the strongest brand in the industry, which when combined with the leading digital customer experience, will enable more robust customer acquisition and new customer growth;

•	Retain and deploy a strong, low leverage, single-A credit rated balance sheet, which will create significant external growth capacity at a low cost of capital;

•

Unlock additional capital allocation opportunities through acquisitions with the combined company’s higher margins and lower cost of capital, including providing your shareholders exposure to our industry leading in-house development and redevelopment capabilities;

•	Combine our significant 65 million square feet of non-same store portfolios, providing outsized cash flow growth; and

•	Accelerate growth of ancillary operations, including tenant reinsurance and third-party property management, and pair your private owner lending platform with our strong balance sheet.

Our industry leading brand, balance sheet, and lower cost of capital, combined with the significant operational efficiencies we expect to achieve through the proposed transaction, will make the combined company more profitable and nimble, driving cash flow and value creation for the shareholders of the combined company.

Given the proposed transaction’s immediate and long-term benefits, we feel very strongly that our proposed offer provides Life Storage shareholders a more favorable alternative than its current standalone strategy. We were surprised by your December 29, 2022 letter, which stated that “the Company is not for sale,” and your call to request that we not provide you with the specific terms on which we would propose a transaction. Hopefully you agree that this proposal is compelling and merits serious consideration and engagement by your board. We would certainly welcome the opportunity to spend time with you and your Board to discuss our proposal and walk you through why this is such a compelling opportunity for your shareholders.

Our proposal provides a high degree of closing certainty and a fast track to completion. We stand ready to enter into a confidentiality agreement, commence our due diligence, and negotiate definitive transaction documentation on a fast track. To that end, we have engaged Wachtell, Lipton, Rosen & Katz as our legal advisor on this transaction, and all of our internal and external resources stand ready to move promptly to the next phase of the transaction, including our completion of customary confirmatory due diligence. This transaction is a very high priority for our management team and Board of Trustees, which has unanimously approved this proposal.

This proposal is based solely on public information, is non-binding, and does not constitute an offer or a commitment to submit an offer or to negotiate or enter into a definitive agreement; the parties will not be legally bound with respect to this proposal until execution of definitive transaction agreements, if any, and subject to the terms and conditions expressed therein.

*        *        *         *

We and our advisors stand ready to engage with you and your team as quickly and intensively as possible, and we look forward to doing so, with a view towards delivering superior value to your equityholders.

We would welcome the opportunity to meet with you as soon as possible to discuss this compelling proposal further and answer any questions you may have.

Sincerely,

/s/ Joseph D. Russell, Jr.	/s/ Ronald L. Havner, Jr.

Joseph D. Russell, Jr.	Ronald L. Havner, Jr.
President and Chief Executive Officer	Chairman of the Board

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns, and operates self-storage facilities. At September 30, 2022, we had: (i) interests in 2,836 self-storage facilities located in 40 states with approximately 202 million net rentable square feet in the United States and (ii) a 35% common equity interest in Shurgard Self-Storage SA (Euronext Brussels:SHUR), which owned 259 self-storage facilities located in seven Western European nations with approximately 14 million net rentable square feet operated under the Shurgard® brand. Our headquarters are located in Glendale, California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements relating to any possible transaction between Public Storage and Life Storage, expectations regarding outlook and all underlying assumptions, expected acquisition, disposition, development and redevelopment activity, supply and demand for self-storage facilities, information relating to operating trends in markets where Public Storage and Life Storage operate, expectations regarding operating expenses, including property tax changes, expectations regarding the impacts from inflation and a potential future recession, Public Storage’s strategic priorities, expectations with respect to financing activities, rental rates, cap rates and yields, leasing expectations, Public Storage’s and Life Storage’s credit ratings, and all other statements other than statements of historical fact. Such statements are based on management’s beliefs and assumptions based on information currently available to management. All statements in this press release, other than statements of historical fact, are forward-looking statements that may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage’s or Life Storage’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance include, but are not limited to those factors and risks described in Part 1, Item 1A, “Risk Factors” in Public Storage’s and Life Storage’s respective Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2021 and in other filings with the SEC. These include, but are not limited to: (i) the ultimate outcome of any possible transaction between Public Storage and Life Storage, including the possibility that Life Storage will reject the proposed transaction with Public Storage; (ii) uncertainties as to whether Life Storage will cooperate with Public Storage regarding the proposed transaction; (iii) the effect of the announcement of the proposed transaction on the ability of Public Storage and Life Storage to operate their respective businesses and retain and hire key personnel and to maintain favorable business relationships; (iv) the timing of the proposed transaction; (v) the ability to satisfy closing conditions to the completion of the proposed transaction (including any necessary shareholder approvals); (vi) other risks related to the completion of the proposed transaction and actions related thereto; (vii) changes in demand for Public Storage’s or Life Storage’s facilities; (viii) impacts of natural disasters, adverse changes in laws and regulations including governing property tax, evictions, rental rates, minimum wage levels, and insurance, adverse economic effects from the COVID-19 pandemic, international military conflicts, or similar events impacting public health and/or economic activity; (ix) increases in the costs of Public Storage’s or Life Storage’s primary customer acquisition channels; (x) adverse impacts to Public Storage or Life Storage and their respective customers from inflation, unfavorable foreign currency rate fluctuations, changes in federal or state tax laws related to the taxation of REITs; and (xi) security breaches, including ransomware, or a failure of Public Storage’s or Life Storage’s respective networks, systems or technology.

Additional Information

This press release does not constitute an offer to buy or solicitation of an offer to sell any securities. This press release relates to a proposal which Public Storage has made for an acquisition of Life Storage. In furtherance of this proposal and subject to future developments, Public Storage (and, if a negotiated transaction is agreed, Life Storage) may file one or more registration statements, proxy statements or other documents with the SEC. This press release is not a substitute for any proxy statement, registration statement, prospectus or other document Public Storage and/or Life Storage may file with the SEC in connection with the proposed transaction.

Investors and security holders of Public Storage and Life Storage are urged to read the proxy statement(s), registration statement, prospectus and/or other documents filed with the SEC carefully in their entirety if and when they become available as they will contain important information about the proposed transaction. Any definitive proxy statement(s) or prospectus(es) (if and when available) will be mailed to stockholders of Public Storage and/or Life Storage, as applicable. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Public Storage through the website maintained by the SEC at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

This press release is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, Public Storage and its trustees and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions. You can find information about Public Storage’s executive officers and trustees in Public Storage’s definitive proxy statement filed with the SEC on March 18, 2022 and Annual Report on Form 10-K filed with the SEC on February 22, 2022. Additional information regarding the interests of such potential participants will be included in one or more registration statements, proxy statements or other documents filed with the SEC if and when they become available. These documents (if and when available) may be obtained free of charge from the SEC’s website at http://www.sec.gov.

Contacts

Media

Kekst CNC

Jeremy Fielding / Lyndsey Estin / Nicholas Capuano

jeremy.fielding@kekstcnc.com / lyndsey.estin@kekstcnc.com / nicholas.capuano@kekstcnc.com

Investors

Ryan Burke

rburke@publicstorage.com

(818) 244-8080, Ext. 1141

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